Filed Pursuant to Rule 424(b)(3)
Registration No. 333-230465

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

SUPPLEMENT NO. 11 DATED SEPTEMBER 15, 2021 TO THE

PROSPECTUS DATED MARCH 19, 2021

This prospectus supplement no. 11 (this “Supplement”) is part of and should be read in conjunction with the base prospectus of InPoint Commercial Real Estate Income, Inc. dated March 19, 2021, prospectus supplement no. 1 dated April 15, 2021, prospectus supplement no. 2 dated April 29, 2021, prospectus supplement no. 3 dated May 17, 2021, prospectus supplement no. 4 dated June 15, 2021, prospectus supplement no. 5 dated July 8, 2021, prospectus supplement no. 6 dated July 12, 2021, prospectus supplement no. 7 dated July 15, 2021, prospectus supplement no. 8 dated August 16, 2021, prospectus supplement no. 9 dated September 7, 2021, and prospectus supplement no. 10 dated September 15, 2021 (collectively, the “prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the prospectus.

The purpose of this Supplement is to disclose the resumption of our initial public offering and share repurchase plan.

Resumption of Initial Public Offering and Share Repurchase Plan

On September 7, 2021, we commenced an underwritten public offering of our Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), with a liquidation preference of $25.00 per share (the “Preferred Stock Offering”), pursuant to a registration statement on Form S-11 (File No. 333-258802) filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on September 15, 2021.

In connection with the Preferred Stock Offering, Regulation M under the Securities Exchange Act of 1934, as amended, prohibited us from selling our shares of common stock in our primary portion of our initial public offering and repurchasing our shares of common stock through our share repurchase plan during the applicable restricted period. Effective at 9:30 a.m., Eastern Time, on Tuesday, September 7, 2021, our board of directors unanimously approved the temporary suspension of the sale of our shares of common stock in the primary portion of our initial public offering and the operation of our share repurchase plan.

On September 15, 2021, our management, in consultation with our outside counsel, approved the resumption of the primary portion of our initial public offering and the share repurchase plan, each resuming at 9:30 a.m. Eastern Time, on September 16, 2021.